UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                             FORM 12b-25

                     NOTIFICATION OF LATE FILING

(Check One):  [  ] Form 10-K     [  ] Form 20=F    [ X] Form 11-K
                       [  ] Form 10-Q     [  ] Form N-SAR

     For Period Ended:    December 31, 1999
                         -----------------------------
     [  ]  Transition Report on Form 10-K
     [  ]  Transition Report on Form 20-F
     [  ]  Transition Report on Form 11-K
     [  ]  Transition Report on Form 10-Q
     [  ]  Transition Report on Form N-SAR
     For the Transition Period Ended:
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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

                    FROZEN FOOD EXPRESS INDUSTRIES, INC.
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                        Full Name of Registrant

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                       Former Name if Applicable

                    1145 EMPIRE CENTRAL PLACE
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          Address of Principal Executive Office (Street and Number)

                       DALLAS, TEXAS  75247
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                      City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-
25(b), the following should be completed.  (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K
[ x ] or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                Potential persons who are to respond to
                                the collection of information
(Attach Extra Sheets if Needed) contained in this form are not required to respond unless the form
                                displays a currently valid OMB control
                                number.

     The Registrant has annually filed financial information required by Form 11-K relative to certain of its employee benefit plans. On January 1, 2000, the assets of the Registrant's two Employee Stock Ownership Plans were merged into the Registrant's Savings Plan.

     Due to complexities related to the mergerof these plans, the Registrant has been unable to compile the required data for the information required by Form 11-K.

     The filing will occur on or before July 13, 2000.


PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification
          F. DIXON McELWEE, JR.        (214)          819-7722
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          (Name)                     (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months of for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                               [X ]  Yes    [   ]  No

(3) Is it anticipated that any significant change in results of operations form the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                               [  ] Yes   [ X ] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                FROZEN FOOD EXPRESS INDUSTRIES, INC.
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            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: 6/28/00             By: /s/ F. Dixon McElwee, Jr.
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                              F. DIXON McELWEE, JR.
                              SENIOR VICE PRESIDENT AND
                              CHIEF FINANCIAL OFFICER